Free Writing Prospectus dated May 21, 2019

Relating to Preliminary Prospectus Supplement dated May 20, 2019

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-218118

Insmed Incorporated

This free writing prospectus relates only to, and should be read together with, the preliminary prospectus supplement dated May 20, 2019 relating to the proposed offering of the common stock of Insmed Incorporated (the “Company” or “we”)(including the documents incorporated by reference therein, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and together with the accompanying prospectus dated January 22, 2018, the “Preliminary Prospectus”).

This free writing prospectus updates and supplements the Preliminary Prospectus and should be read together with the Preliminary Prospectus, including the section entitled “Risk Factors” beginning on page S-8 of the Preliminary Prospectus.

This free writing prospectus reflects the following changes:

PROSPECTUS SUPPLEMENT SUMMARY

The Offering

Options to purchase additional shares

We have granted the underwriters an option for a period of 30 days from the date of the prospectus supplement to purchase up to an additional $27,099,982 (increased from $25,500,000) of our common stock from us, and William H. Lewis, the selling shareholder, has granted the underwriters an option for a period of 30 days from the date of the prospectus supplement to purchase up to $10,400,000 (reduced from $12,000,000) of our common stock from the selling shareholder. If the underwriters exercise these options in part, the underwriters will first purchase the shares offered by us before purchasing any shares from the selling shareholder.

Conforming changes will be deemed made wherever applicable in the Preliminary Prospectus to reflect the changes described above. Such conforming changes will be reflected in the final prospectus relating to the offering.

The Company has filed a registration statement, as amended by a post-effective amendment, (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus, the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus if you request it from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, Massachusetts 02110, telephone: 1-800-808-7525, ext. 6132 or email at syndicate@svbleerink.com; and Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 1-212-902-9316 or email at prospectus-ny@ny.email.gs.com.

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